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                                                               Exhibit 11.1

                     IPC HOLDINGS, LTD. AND SUBSIDIARY
                 COMPARISON OF NET INCOME PER COMMON SHARE

(Net income expressed in thousands of United States dollars)

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

                                                         Quarter Ended             Quarter Ended
                                                         March 31, 1996           March 31, 1995
                                                          (unaudited)               (unaudited)

 Net income                                                   $27,044                   $11,922

 Weighted Average Common
     Shares Outstanding                                    25,000,000               25,000,000

 Dilutive Effect of Share Options                           1,140,361                   165,504<F1>

     Total                                                 26,140,361                25,165,504<F1>

 Net income per Common Share                                  $1.03                    $0.47


<F1>
Pro Forma

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